EXHIBIT 5.1

OPINION OF DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.

DIRECT DIAL:  (303) 282-4105
E-MAIL:  fmm@dillanddill.com

February 8, 2008

Healthy Fast Food, Inc.
1075 American Pacific, Suite C
Henderson, Nevada 89074

Gentlemen:

We are acting as counsel to Healthy Fast Food, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form SB-2.  The Registration Statement covers:

(a)
1,150,000 units (the “Underwritten Units”), which include 150,000 Units subject to an overallotment option, each Unit consisting of one share of the Company’s common stock, $0.001 par value (the “Common Stock”), one redeemable Class A warrant (a “Class A Warrant”) and two non-redeemable Class B warrants (a “Class B Warrant” and, together with the Class A Warrants, referred to herein collectively as the “Warrants”), each Warrant to purchase one share of Common Stock, to be issued and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) by and between the Company and Paulson Investment Company, Inc., as representative of the several underwriters named therein (the “Underwriters”);

(b)
100,000 warrants, each warrant to purchase one Underwriter’s Unit (as defined below), to be issued pursuant to the terms of the warrants granted by the Company to the representative of the Underwriters (the “Representative’s Warrants”);

(c)	100,000 units (the “Underwriter’s Units”), identical to the Underwritten Units, to be issued upon exercise of the Representative’s Warrants;

(d)	1,250,000 shares of Common Stock included in the Underwritten Units and the Underwriter’s Units;

Healthy Fast Food, Inc.
February 8, 2008

(e)
1,250,000 Class A Warrants and 2,500,000 Class B Warrants, in the aggregate, included in the Underwritten Units and the Underwriter’s Units and exercisable pursuant to the terms of the Warrant Agreement between the Company and Computershare Trust Company (the “Warrant Agreement”); and

(f)	3,750,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwritten Units and the Underwriter’s Units (the “Warrant Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Underwriting Agreement, and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.
The Underwritten Units, the Common Stock, the Warrants, the Representative’s Warrants, the Underwriter’s Units, and the Warrant Shares have been duly authorized by all necessary corporate action of the Company.

2.
When issued and sold by the Company against payment therefor pursuant to the terms of the Underwriting Agreement, the Underwritten Units and the Common Stock included therein will be validly issued, fully paid and non-assessable.

3.
When executed by the Company and the representative of the underwriters, the Representative’s Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

4.
When issued and sold by the Company against payment therefor pursuant to the terms of the Representative’s Warrants, the Underwriter’s Units and the Common Stock included therein will be validly issued, fully paid and non-assessable.

5.
When issued by the Company and countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

6.	When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Healthy Fast Food, Inc.
February 8, 2008

We hereby consent to the use of our name in the Registration Statement and Prospectus in the section captioned "Legal Matters," and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.